Exhibit 99.1

March 10, 2008
Press Release
SOURCE: Oil States International, Inc.

Oil States Secures Land Lease for New Lodge Serving Oil Sands Customers

HOUSTON and EDMONTON, Alberta, March 10 -- Oil States International, Inc. (NYSE: OIS) announced today that the Company’s Canadian subsidiary, PTI Group Inc. (“PTI”), has received all necessary land lease approvals to begin the construction of its fourth major lodge in the oil sands region of northern Alberta, Canada. The Company’s Board of Directors has authorized PTI to spend approximately US$22.7 million in 2008 to initially develop the 376-room, PTI Conklin Lodge. These capital expenditures were included in the Company’s already announced 2008 capital expenditures budget of US$282 million.

PTI Conklin Lodge, located South of Fort McMurray, Alberta, is in the heart of the oil sands developments and is expected to be fully operational by the end of the second quarter of 2008. The Conklin Lodge will have dorm style, private and executive suite style rooms. Like its three sister lodges in the oil sands region, Beaver River Executive Lodge, Athabasca Lodge and the Wapasu Creek Lodge, the PTI Conklin Lodge will provide PTI’s full suite of first-class accommodations and services including catering, ancillary and convenience services, internet service, conference rooms and leisure facilities for fitness, entertainment and relaxation.

“We continue to expand our operations in the oil sands region,” stated Cindy B. Taylor, Oil States’ President and Chief Executive Officer. “This lodge expands our presence in the growing southern region of the Canadian oil sands play.”

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2007 filed by Oil States with the SEC on February 22, 2008.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582
SOURCE: Oil States International, Inc.